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                                                                     EXHIBIT 5.1

Ask Jeeves, Inc.

5858 Horton Street, Suite 350

Emeryville, CA 94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing Ask Jeeves, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the resale of up to three hundred sixty five thousand one hundred forty-eight (365,148) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have examined and relied upon the Merger Agreement, the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

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COOLEY GODWARD LLP

                    By:
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          Suzanne Sawochka Hooper
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